PTC Announces Q4 and FY’13 Results; Provides Q1 and FY’14 Outlook;
Initiates New Long-Term Target Non-GAAP Operating Margin of 28-30%

NEEDHAM, Mass. -- PTC (Nasdaq: PMTC) today reported results for its fourth fiscal quarter and year ended September 30, 2013.

Highlights

•	Q4 Results:
o	Non-GAAP revenue of $345 million, up 6% year over year (up 6% on a constant currency basis)
o	Non-GAAP EPS of $0.59, up 19% year over year (up 20% on a constant currency basis)
o	Non-GAAP operating margin of 27.4%, up 300 basis points year over year (up approximately 310 basis points on a constant currency basis)
o	GAAP revenue of $345 million, GAAP operating margin of 14.2% and GAAP EPS of $0.47, including an $18 million restructuring charge
o
Q4 revenue contribution from acquired businesses including Servigistics (acquired on October 2, 2012), Enigma (acquired on July 11, 2013) and NetIDEAS (acquired on September 5, 2013) was $27 million on both a GAAP and non-GAAP basis.

•	FY’13 Results:
o	Non-GAAP revenue of $1,297 million, up 3% year over year (up 5% on a constant currency basis)
o	Non-GAAP EPS of $1.81, up 20% year over year (up 24% on a constant currency basis)
o	Non-GAAP operating margin of 22.1%, up 247 basis points year over year (up approximately 285 basis points on a constant currency basis)
o	GAAP revenue of $1,294 million, GAAP EPS of $1.19, and GAAP operating margin of 9.8%.

•	Q1 Guidance:
o	Revenue of $310 to $320 million and non-GAAP EPS of $0.41 to $0.46
o	License revenue of $70 to $80 million
o	GAAP EPS of $0.23 to $0.28
o	Assumes $1.35 USD / EURO and 98 YEN / USD

•	FY’14 Guidance:
o	Revenue of $1,325 to $1,340 million and non-GAAP EPS of $2.00 to $2.10
o	License revenue of $350 to $365 million
o	Non-GAAP operating margin of approximately 25%
o	GAAP EPS of $1.28 to $1.38 and GAAP operating margin of approximately 18%
o	Assumes $1.35 USD / EURO and 98 YEN / USD

The Q4 and FY’13 non-GAAP revenue and non-GAAP EPS results exclude a $0.3 million (for Q4) and a $3.0 million (for FY’13) effect of purchase accounting on the fair value of the deferred revenue balance of acquired companies. The Q4 and FY’13 non-GAAP EPS results also exclude $13.9 million (for Q4) and $48.8 million (for FY’13) of stock-based compensation expense, $11.4 million (for Q4) and $45.1 million (for FY’13) of acquisition-related intangible asset amortization, $17.8 million (for Q4) and $52.2 million (for FY’13) of restructuring charges, $2.2 million (for Q4) and $9.9 million (for FY’13) of acquisition-related expense, and $0.6 million (for Q4) and $5.7 million (for FY’13) of non-operating gains. The Q4 and FY’13 non-GAAP EPS results include a tax rate of 23% (for Q4) and 22% (for FY’13) and 121 million diluted shares outstanding.

Results Commentary
James Heppelmann, president and chief executive officer, commented, “PTC’s non-GAAP revenue and EPS exceeded the high end of our guidance range despite macroeconomic headwinds and with no mega deals in the quarter.  Our results also demonstrate our continued efforts to drive margin expansion and earnings growth. License revenue of $105 million was up 5% year over year (5% on a constant currency basis) and slightly above our guidance range. From a geographic perspective, we saw a rebound in Europe and solid growth in Japan and the Pac Rim, which was offset by softer results in the Americas reflecting ongoing macroeconomic uncertainty and a comparison to very strong performance in the Americas in Q4’12.”

Heppelmann added, “We saw improvement in year-over-year performance within our CAD license business; however, performance in our extended PLM business was muted by the softer macroeconomic environment, most noticeably in the Americas. Our SLM business was up strongly on both an organic basis and including acquisitions. We had 45 large deals (recognized license + services revenue of more than $1 million) in Q4’13, up from 35 in Q4’12 and 33 in Q3’13. The mix of large deal revenue was skewed more heavily toward licenses reflecting more large license transactions. During the quarter we recognized revenue from leading organizations such as CNH Industrial, Cummins, Embraer, GKN plc, IMA S.p.A., Milacron, Raytheon, and TE Connectivity.”

Jeff Glidden, chief financial officer, commented, “From a profitability standpoint we had a very strong quarter; we delivered $0.59 non-GAAP EPS, above the high end of our guidance range, and achieved a 27.4% non-GAAP operating margin.  Q4 GAAP EPS was $0.47 and GAAP operating margin was 14.2%.  We generated $44 million in operating cash flow and used $25 million to complete the acquisitions of Enigma and NetIDEAS, $10 million for capital expenditures, $10 million to partially repay our credit facility, and $20 million for stock repurchases, resulting in an ending cash balance of $242 million.  For the full year we increased our non-GAAP EPS by 20% to $1.81 and generated $225 million in operating cash flow.”

Outlook Commentary
“We remain excited about our long-term growth opportunity based on the strength of our pipeline, competitive wins in our core markets, and an expanding set of impact solutions that address key customer challenges. We remain committed to driving margin expansion and now expect to achieve our 25% non-GAAP operating margin target in FY’14, a year earlier than we had previously communicated. We are now establishing a new long-term non-GAAP operating margin target range of 28% to 30% by FY’17,” said Heppelmann.

Glidden added, “For Q1’14, we are providing guidance of $310 to $320 million in revenue with $70 to $80 million in license revenue, approximately $70 million in services revenue and approximately $170 million in support revenue. We are expecting Q1 non-GAAP EPS of $0.41 to $0.46 and GAAP EPS of $0.23 to $0.28.”.

The Q1 guidance assumes $1.35 USD / EURO, 98 YEN / USD, a non-GAAP tax rate of 25%, a GAAP tax rate of 30% and 122 million diluted shares outstanding. The Q1 non-GAAP guidance excludes $0.5 million of restructuring charges, $13 million of stock-based compensation expense, $12 million of intangible asset amortization expense, their related income tax effects, as well as any additional discrete tax items.

Glidden continued, “Based on our robust sales pipeline and increasing customer adoption of our broader solution set, but uncertain timing of global economic recovery, we are targeting revenue of $1,325 to $1,340 million, license revenue of $350 to $365 million, services revenue of approximately $300 million and support revenue of approximately $675 million. We expect to increase our full year FY’14 non-GAAP operating margin to 25%, driven by: (1) improvement in services non-GAAP net margin to approximately 15%; (2) increased sales productivity; and (3) continued vigilance on cost controls. We are guiding to non-

GAAP EPS of $2.00 to $2.10 and GAAP EPS of $1.28 to $1.38 reflecting our continued commitment to improving profitability.”

The FY’14 targets assume a non-GAAP tax rate of 25%, a GAAP tax rate of 30% and 122 million diluted shares outstanding.  The FY’14 non-GAAP guidance excludes $0.5 million of restructuring charges, $52 million of stock-based compensation expense, $49 million of intangible asset amortization expense, their related income tax effects, as well as any additional discrete tax items.

Ticker Symbol Change to PTC
PTC will change its NASDAQ ticker symbol to “PTC” effective at the start of trading on December 3 (prior NASDAQ common stock symbol: “PMTC”). All stock trading, filings and market related information will be reported under this new symbol. Along with changing its legal name to PTC Inc. on January 28, 2013, this ticker symbol change is another step in our effort to align with a broadened purpose of helping manufacturers transform the way products are created and serviced.

Q4 Earnings Conference Call and Webcast
Prepared remarks for the conference call have been posted to the investor relations section of our website.  The prepared remarks will not be read live; the call will be primarily Q&A.

What:	PTC Fiscal Q4 Conference Call and Webcast

When:	Thursday, November 7th, 2013 at 8:30am (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
The audio replay of this event will be archived for public replay until 10:59 pm (CT) on November 17th, 2013.
Dial-in: 800-839-2204  Passcode: 5689
To access the replay via webcast, please visit www.ptc.com/for/investors.htm.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP revenue, operating expenses, margin and EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue of Servigistics, Inc. and MKS, Inc., stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses and gains, certain foreign currency transaction losses, certain litigation gains, and the related tax effects of the preceding items and discrete tax items.  We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our fiscal 2014 and other future financial and growth expectations and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that the macroeconomic climate may not improve or may deteriorate, the possibility that customers may not purchase or adopt our solutions when or at the rates we expect and that our pipeline deals may not convert as we expect, the possibility the foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or support growth rates that we expect, which could result in a different mix of revenue between license, service and support and could impact our EPS results, the possibility that we may be unable to improve services margins as we expect, the possibility that we may be unable to improve sales productivity as we expect, the possibility that our CAD and SLM businesses may not continue to expand, the possibility that resource constraints and personnel reductions could adversely affect our revenue,  and the possibility that remedial actions relating to our previously announced investigation in China will have a material impact on our operations in China and that fines and penalties may be assessed against us in connection with this matter.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC, the PTC logo, and all other PTC product names and logos are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

About PTC
PTC (Nasdaq: PMTC) enables manufacturers to achieve sustained product and service advantage. The company’s technology solutions help customers transform the way they create and service products across the entire product lifecycle – from conception and design to sourcing and service. Founded in 1985, PTC employs nearly 6,000 professionals serving more than 27,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

Contact:
PTC Investor Relations
James Hillier, 781-370-6359
jhillier@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Revenue:
License	$105,432	$100,698	$344,209	$348,394
Service	72,269	69,138	294,653	295,342
Support	167,144	155,459	654,679	611,943
Total revenue	344,845	325,295	1,293,541	1,255,679

Cost of revenue:
Cost of license revenue (1)	8,270	7,478	33,004	30,595
Cost of service revenue (1)	62,871	61,978	258,954	265,483
Cost of support revenue (1)	20,388	18,383	81,081	76,050
Total cost of revenue	91,529	87,839	373,039	372,128

Gross margin	253,316	237,456	920,502	883,551

Operating expenses:
Sales and marketing (1)	90,734	94,350	360,640	377,796
Research and development (1)	55,127	52,131	221,918	214,960
General and administrative (1)	33,910	28,511	131,937	117,468
Amortization of acquired intangible assets	6,691	4,859	26,486	20,303
Restructuring charges	17,848	-	52,197	24,928
Total operating expenses	204,310	179,851	793,178	755,455

Operating income	49,006	57,605	127,324	128,096
Other income (expense), net	(599)	(1,446)	(1,090)	(7,360)
Income before income taxes	48,407	56,159	126,234	120,736
(Benefit) provision for income taxes	(8,059)	140,144	(17,535)	156,134
Net income (loss)	$56,466	$(83,985)	$143,769	$(35,398)

Earnings (loss) per share:
Basic	$0.47	$(0.71)	$1.20	$(0.30)
Weighted average shares outstanding	119,020	119,048	119,473	118,705

Diluted	$0.47	$(0.71)	$1.19	$(0.30)
Weighted average shares outstanding	121,267	119,048	121,240	118,705

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Cost of license revenue	$4	$6	$21	$22
Cost of service revenue	1,730	1,447	6,134	5,682
Cost of support revenue	941	735	3,324	3,234
Sales and marketing	3,340	3,441	11,326	13,809
Research and development	2,115	2,086	8,590	8,761
General and administrative	5,777	4,185	19,392	19,797
Total stock-based compensation	$13,907	$11,900	$48,787	$51,305

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

GAAP revenue	$344,845	$325,295	$1,293,541	$1,255,679
Fair value of acquired company's
deferred maintenance revenue	287	-	3,035	2,485
Non-GAAP revenue	$345,132	$325,295	$1,296,576	$1,258,164

GAAP gross margin	$253,316	$237,456	$920,502	$883,551
Fair value of acquired company's
deferred maintenance revenue	287	-	3,035	2,485
Stock-based compensation	2,675	2,188	9,479	8,938
Amortization of acquired intangible assets
included in cost of revenue	4,721	3,852	18,586	15,819
Non-GAAP gross margin	$260,999	$243,496	$951,602	$910,793

GAAP operating income	$49,006	$57,605	$127,324	$128,096
Fair value of acquired company's
deferred maintenance revenue	287	-	3,035	2,485
Stock-based compensation	13,907	11,900	48,787	51,305
Amortization of acquired intangible assets
included in cost of revenue	4,721	3,852	18,586	15,819
Amortization of acquired intangible assets	6,691	4,859	26,486	20,303
Acquisition-related charges included in
general and administrative expenses	2,246	1,321	9,855	3,833
Restructuring charges	17,848	-	52,197	24,928
Non-GAAP operating income (2)	$94,706	$79,537	$286,270	$246,769

GAAP net income (loss)	$56,466	$(83,985)	$143,769	$(35,398)
Fair value of acquired company's
deferred maintenance revenue	287	-	3,035	2,485
Stock-based compensation	13,907	11,900	48,787	51,305
Amortization of acquired intangible assets
included in cost of revenue	4,721	3,852	18,586	15,819
Amortization of acquired intangible assets	6,691	4,859	26,486	20,303
Acquisition-related charges included in
general and administrative expenses	2,246	1,321	9,855	3,833
Restructuring charges	17,848	-	52,197	24,928
Non-operating one-time (gains) losses (3)	(594)	-	(5,717)	761
Income tax adjustments (4)	(29,990)	122,255	(77,834)	98,827
Non-GAAP net income	$71,582	$60,202	$219,164	$182,863

GAAP diluted earnings (loss) per share	$0.47	$(0.71)	$1.19	$(0.30)
Fair value of deferred maintenance revenue	-	-	0.03	0.02
Stock-based compensation	0.11	0.10	0.40	0.42
Amortization of acquired intangibles	0.09	0.07	0.37	0.30
Acquisition-related charges	0.02	0.01	0.08	0.03
Restructuring charges	0.15	-	0.43	0.21
Non-operating one-time (gains) losses (3)	-	-	(0.05)	0.01
Income tax adjustments (4)	(0.25)	1.01	(0.64)	0.82
Non-GAAP diluted earnings per share	$0.59	$0.50	$1.81	$1.51

GAAP diluted weighted average shares outstanding	121,267	119,048	121,240	118,705
Dilutive effect of stock based compensation plans	-	2,227	-	2,293
Non-GAAP diluted weighted average shares outstanding	121,267	121,275	121,240	120,998

(2)	Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
GAAP operating margin	14.2%	17.7%	9.8%	10.2%
Fair value of deferred maintenance revenue	0.1%	0.0%	0.2%	0.2%
Stock-based compensation	4.0%	3.7%	3.8%	4.1%
Amortization of acquired intangibles	3.3%	2.7%	3.5%	2.9%
Acquisition-related charges	0.7%	0.4%	0.8%	0.3%
Restructuring charges	5.2%	0.0%	4.0%	2.0%
Non-GAAP operating margin	27.4%	24.5%	22.1%	19.6%

(3)
The fourth quarter of 2013 includes a gain on investment of $0.6 million, and the third quarter of 2013 includes a legal settlement gain of $5.1 million, which are both excluded from non-GAAP net income. In the first quarter of 2012 we recorded $0.8 million of foreign currency transaction losses related to legal entity mergers completed during the quarter, which is excluded from non-GAAP net income.

(4)
Reflects the tax effects of non-GAAP adjustments for the three and twelve months ended September 30, 2013 and September 30, 2012, which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, as well as any discrete tax items. In the fourth quarter of 2012, a valuation allowance was established against our U.S. net deferred tax assets. As the U.S. is profitable on a non-GAAP basis, the 2013 non-GAAP tax provision is being calculated assuming there is no U.S. valuation allowance and, as a result, an income tax benefit of $0.2 million and $20.3 million is included for the three and twelve months ended September 30, 2013, respectively. In the three and twelve months ended September 30, 2013, the non-GAAP tax provision excludes the non-cash benefit related to the reversal of a portion of the valuation allowance in the U.S. of $7.9 million relating to the release of a valuation allowance as a result of the pension gain (decrease in unrecognized actuarial loss) recorded in accumulated other comprehensive income, a $4.1 million benefit related to the release of a portion of the valuation allowance as a result of deferred tax liabilities established in accounting for acquisitions completed in the fourth quarter and a $2.6 million benefit relating to a tax audit in a foreign jurisdiction of an acquired company. The twelve months ended September 30, 2013 non-GAAP tax provision also excludes a non-cash tax benefit of $32.6 million related to the release of deferred tax liabilities established for the Servigistics acquisition recorded in the first quarter and tax benefits of $3.2 million relating to the final resolution of a long standing tax litigation and completion of an international jurisdiction tax audit recorded in the second quarter. The three and twelve months ended September 30, 2012 non-GAAP tax provision excludes a non-cash charge, net, of $124.5 million to establish a valuation allowance against our U.S. net deferred tax assets and $5.4 million, net primarily related to foreign tax credits which would be fully realized on a non-GAAP basis recorded in the fourth quarter of 2012; $3.3 million primarily related to acquired legal entity integration activities recorded in the third quarter of 2012; and $1.4 million related to the impact from a reduction in the statutory tax rate in Japan on deferred tax assets from a litigation settlement recorded in the first quarter of 2012.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	September 30,
	2013	2012

ASSETS

Cash and cash equivalents	$241,913	$489,543
Accounts receivable, net	229,106	217,370
Property and equipment, net	64,652	63,466
Goodwill and acquired intangible assets, net	1,042,216	796,232
Other assets	238,386	225,023

Total assets	$1,816,273	$1,791,634

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$336,913	$327,529
Borrowings under credit facility	258,125	370,000
Other liabilities	294,755	296,846
Stockholders' equity	926,480	797,259

Total liabilities and stockholders' equity	$1,816,273	$1,791,634

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income (loss)	$56,466	$(83,985)	$143,769	$(35,398)
Stock-based compensation	13,907	11,900	48,787	51,305
Depreciation and amortization	19,119	16,319	76,551	66,471
Accounts receivable	(18,566)	(9,473)	17,308	32,309
Accounts payable and accruals (5)	14,732	(1,281)	6,208	(7,573)
Deferred revenue	(36,224)	(37,866)	6,727	14,362
Income taxes	(14,576)	128,872	(54,925)	100,761
Excess tax benefits from stock-based awards	(163)	(871)	(334)	(1,324)
Other	8,966	(2,684)	(19,408)	(2,938)
Net cash provided by operating activities (6)	43,661	20,931	224,683	217,975

Capital expenditures	(10,200)	(8,907)	(29,328)	(31,413)
Acquisitions of businesses, net of cash acquired (7)	(25,026)	950	(245,843)	(220)
Proceeds (payments) on debt, net	(10,000)	230,000	(111,875)	170,000
Proceeds from issuance of common stock	1,472	5,895	4,884	21,210
Payments of withholding taxes in connection with
vesting of stock-based awards	(22)	(74)	(14,996)	(20,967)
Repurchases of common stock	(19,959)	-	(74,871)	(34,953)
Excess tax benefits from stock-based awards	163	871	334	1,324
Other financing and investing activities	721	(1,951)	721	(1,951)
Foreign exchange impact on cash	4,072	3,781	(1,339)	660

Net change in cash and cash equivalents	(15,118)	251,496	(247,630)	321,665
Cash and cash equivalents, beginning of period	257,031	238,047	489,543	167,878
Cash and cash equivalents, end of period	$241,913	$489,543	$241,913	$489,543

(5)	Includes accounts payable, accrued expenses, and accrued compensation and benefits

(6)	The three and twelve months ended September 30, 2013 and September 30, 2012 include restructuring payments of $6 million and $37 million and $5 million and $21 million, respectively.

(7)
We completed two acqusition in the fourth quarter for $25 million, net of cash acquired. We acquired Servigistics on October 2, 2012, for approximately $221 million (net of cash acquired) which was funded with $230 million in borrowings under our revolving credit facility. We borrowed the funds in the fourth quarter of 2012 in contemplation of the acquisition closing.